Exhibit 11.1 - Computation of Per Share Earnings


For the years ended April 30, 1997, April 30, 1996 and April 30, 1995 (in thousands, except per share data):

                                                                1997           1996           1995
                                                                ----           ----           ----
Primary:
   Shares:
    Weighted average shares outstanding                         5,036          5,036          4,511
    Net effect of dilutive stock options,
      based upon the treasury stock method                         --             --             --
                                                              --------       --------       --------
    Weighted average shares outstanding, as adjusted            5,036          5,036          4,511

    Net loss:                                                 $(1,573)       $(7,189)       $(3,630)

    Per share amounts:                                        $ (0.31)       $ (1.43)       $ (0.81)
                                                              --------       --------       --------
                                                              --------       --------       --------


Fully Diluted:
    Shares:
      Weighted average shares outstanding                       5,036          5,036          4,511

    Net loss:                                                 $(1,573)       $(7,189)       $(3,630)

    Per share amounts:                                        $ (0.31)       $ (1.43)       $ (0.81)
                                                              --------       --------       --------
                                                              --------       --------       --------